Tecogen Appoints Chief Financial Officer

WALTHAM, MA, June 16, 2021 – Tecogen Inc. (OTCQX: TGEN), a clean energy company providing ultra-efficient and clean on-site power, heating, and cooling equipment, is pleased to announce the appointment of Dr. Abinand Rangesh as Tecogen’s Chief Financial Officer, effective immediately. Dr. Rangesh has been with the Company since 2016 and has held roles in various divisions including sales, business development and most recently being Vice President and Director of Corporate Strategy. Prior to joining Tecogen, he led startup companies in the green energy and software space. In addition, Dr. Rangesh has multiple design patents and has published multiple scientific papers in peer reviewed journals. Dr. Rangesh earned both his Ph.D. and undergraduate degrees in engineering from the University of Cambridge, United Kingdom. Dr. Rangesh is a citizen of the United States and the United Kingdom.

“We have been very impressed with Abinand’s astute and practical insight into all aspects of our business as well as his professional and effective communication skills,” commented Tecogen CEO Benjamin Locke. “In his new position, we look forward to extending his influence on the company’s direction as well as thoughtfully articulating these and other important matters to the investment community.”

In addition to his position as CFO, Dr. Rangesh will have a seat on the Tecogen Board of Directors.

About Tecogen
Tecogen Inc. designs, manufactures, installs, and maintains high efficiency and ultra-clean cogeneration products, including combined heat and power systems, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational, and industrial applications. The company’s cost efficient, reliable, and environmentally friendly products for energy production nearly eliminate criteria pollutants and significantly reduce customers’ carbon footprint.

In business for over 35 years, Tecogen has shipped more than 3,000 units, supported by an established network of engineering, sales, and service personnel throughout North America. Aggregate run hours on Tecogen’s InVerde cogeneration systems exceeds 5 million hours. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.

Tecogen, InVerde e+, Ilios, Tecochill, Tecofrost, Tecopack, Tecopower, and Ultera are pending or registered trademarks of Tecogen Inc.

Tecogen Media & Investor Relations Contact Information:
Benjamin Locke, CEO
P: (781) 466-6402
E: Benjamin.Locke@Tecogen.com
Tecogen Inc. 45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com